Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (this “Separation Agreement”) between National Storage Affiliates Trust (“Company”) and Derek Bergeon (“you”) sets forth certain terms of your separation from the Company, including certain waivers and releases by you, in order to receive certain separation payments and benefits, as set forth in detail below.
By signing this Separation Agreement, you and the Company agree as follows:
1.    Status of Employment
You and the Company agree that your employment with the Company will end on June 25, 2024 (the “Separation Date”). You hereby resign from all directorships, officerships and other similar positions with the Company and its affiliates. You shall sign all appropriate documentation prepared by the Company in connection with such resignations to evidence or confirm the terms thereof. After the date hereof, you will have no authority to bind the Company or any of its affiliates to any contractual obligations, whether written, oral or implied, and you shall not represent or purport to represent the Company or any of its affiliates in any manner whatsoever.
2.    Severance Benefits
Provided that you continue to abide by your obligations under that certain Employment Agreement dated as of April 1, 2023, by and between you and the Company, as modified by Section 2(e) of this Separation Agreement (as amended, the “Employment Agreement”), and in consideration for, and subject to, you signing this Separation Agreement and the attached Waiver and Release no earlier than the Separation Date and no later than 21 days following the Separation Date (the date that you execute both this Separation Agreement and the attached Waiver and Release, the “Execution Date”), and letting the Waiver and Release become effective as set forth in this Separation Agreement and in the Waiver and Release, you will receive the following benefits (the “Severance Benefits”):
(a)    you will receive severance in the aggregate amount of $157,500, which equals six months of your current base salary, less applicable tax withholdings and deductions, payable in one lump sum within thirty (30) days after the later of the Separation Date and the Execution Date;
(b)    you will receive an amount equal to $10,000, less applicable tax withholdings and deductions, which represents the estimated difference between (i) the amount that you are required to pay monthly to maintain continued coverage for you and, if applicable, your eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), over (ii) the amount that you would have paid monthly to participate in the Company’s group health benefits plan(s) had you continued to be an employee of the Company, in each case for a six month period, payable in one lump sum within thirty (30) days after the later of the Separation Date and the Execution Date;

(c)    your unvested long-term incentive plan units in NSA OP, LP (the “Partnership”) that vest on the basis of performance shall fully vest at target performance levels, effective as of the later of the Separation Date and the Execution Date;
(d)    your unvested long-term incentive plan units in the Partnership that vest on the basis of time shall fully vest, effective as of the later of the Separation Date and the Execution Date; and
(e)    you shall no longer be bound by or subject to Section 6.1(b) of the Employment Agreement, effective as of the later of the Separation Date and the Execution Date.
In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA benefits, you must immediately notify the Company in writing of such event.
The payments provided by Sections 2(a) and 2(b) will be made by direct deposit to the bank account on file with the Company for you. Reporting of and withholding on any payment under this Section for tax purposes shall be at the discretion of Company in conformance with applicable tax laws. Company does not make any representations or warranties as to the taxability of all or any portion of the amounts payable hereunder, and you shall be solely responsible for any federal or state taxes which may be payable as a result of receipt of all such amounts. If a claim is made against Company for any additional tax or withholding in connection with or arising out of the amounts payable hereunder, you shall pay any such claim within thirty (30) days of being notified by Company and you agree to indemnify Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest.
3.    Limitations
Nothing in this Separation Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.
4.    Waiver and Release
In exchange for the Severance Benefits that the Company will provide to you under this Separation Agreement, you agree to execute and not revoke the Waiver and Release attached as Exhibit A.
5.    Covenants
You understand that following the Effective Date (as defined in the Waiver and Release), the Waiver and Release will be final and binding. Except as set forth herein, you promise that you will not pursue any claim that you have settled by the Waiver and Release. You further understand that nothing in this release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s corporate governing instruments.
You further promise that you will not make any statements that are professionally or personally defamatory or maliciously disparaging about, or adverse to, the interests of the Company or any of its affiliates (including any of their respective current or former officers, directors, trustees, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company and its affiliates, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company or any of its affiliates (including any of their respective current or former officers, directors, trustees, employees and consultants).
You agree to cooperate with and assist Company and its affiliates as the Company may request, including without limitation, with any investigation, audit, lawsuit, arbitration, proceeding or any business matter for which the Company believes you have knowledge or information. You will make yourself available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery, depositions, testimony and trial preparation. You further agree to perform all acts and execute any documents that may be necessary to carry out the provisions of this paragraph.
6.    Material Breach
You agree that in any breach or threatened breach of any provision of this Separation Agreement, the Company will have no further obligation to pay or provide any unpaid Severance Benefits and will be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company will also be entitled to specific performance by you. No amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you, other than any claims that the Company may have against you for breach of this Separation Agreement. However, nothing in this Separation Agreement shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of any other agreement you may have signed. Despite any breaches, your other obligations under this Separation Agreement will remain in full force and effect. You will be entitled to recover actual damages if the Company materially breaches this Separation Agreement, including any unexcused late or non-payment of any amounts owed under this Separation Agreement, or any unexcused failure to provide any other benefits specified in this Separation Agreement. Failure by either party to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.
7.    Affirmations and Acknowledgments
You affirm that you have not, except as expressly permitted by and consistent with the Company’s policies, divulged any financial, proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies, your agreement(s) with the Company and/or any applicable common law. You further affirm and acknowledge that (x) you are not entitled to and will not receive severance benefits in accordance with Section 5.2(e) of the Employment Agreement and (y) you remain subject to the obligations set forth in the Employment Agreement as amended by this Separation Agreement, including, but not limited to, Sections 6.1(d) and (e) thereof.
You affirm that you have returned to the Company all Company Property, as described more fully below, with the exception of documents relating to compensation or benefits to which you are entitled following the termination of your employment. “Company Property” includes company-owned motor vehicles, equipment, computers, phones, electronic devices, key/access cards, credit cards, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You agree that, to the extent that you possess any Company Property on any personal computer or other device or account, you will first return to the Company and then delete those files, data, or information. You further agree that you will not retain any copies or duplicates of any such Company Property.
8.    Taxes
It is the Company’s intention that all payments or benefits provided under this Separation Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption therefrom, and this Separation Agreement shall be construed and applied in a manner consistent with this intent.
Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) shall commence to be paid or provided to you thirty-one (31) days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), unless earlier commencement is otherwise permitted by Section 409A.
Each payment made under this Separation Agreement shall be deemed to be a separate payment for purposes of Section 409A and any right to a series of installment payments shall be deemed to be a right to a series of separate payments for purposes of Section 409A. Amounts payable under this Separation Agreement shall be deemed not to be a “deferral of compensation”

subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.
Notwithstanding anything in this Separation Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (a) you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (b) amounts or benefits under this Separation Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (c) you are employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of separation from service or, if earlier, the date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.
Notwithstanding anything to the contrary in this Separation Agreement, any payment or benefit under this Separation Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any indemnification payment, expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Separation Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Separation Agreement. In the event the consideration and revocation period described in the Waiver and Release ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A.

9.    Nature of Agreement
By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and Waiver and Release, and not on any other promise made by the Company. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement, along with the Waiver and Release, contain the entire agreement between the Company and you regarding your departure from the Company. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Colorado. The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this Separation Agreement. Nothing in this Separation Agreement shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Separation Agreement are severable. If any provision of this Separation Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Separation Agreement. Except with respect to the Employment Agreement as referenced herein and as amended hereby, this Separation Agreement will supersede and replace all prior agreements and understandings, oral or written, between you and the Company.

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement on the dates set forth below.

Derek Bergeon
_/s/ Derek Bergeon______________________

Date: __06/25/2024_______________________

National Storage Affiliates Trust

By: _/s/ David G Cramer__________________
Name: David G. Cramer
Title: President and Chief Executive Officer

Date: __06/25/2024______________________

EXHIBIT A
RELEASE
WAIVER AND GENERAL RELEASE OF CLAIMS AGREEMENT
This Waiver and General Release of all Claims (this “Waiver and Release”) is entered into by Derek Bergeon (“you”) and National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company” or “we,” and collectively with you, “the Parties”), effective as of June 25, 2024 (the “Termination Date”).
You acknowledge that your employment with the Company terminated on the Termination Date. You further acknowledge that, regardless of signing this Waiver and Release, you have received appropriate notice of your termination of employment and you have received or will receive in accordance with the Company’s policies and applicable law: (i) your final paycheck, which includes your final salary or wages and pay for the prorated amount of any accrued but unused vacation days (in accordance with the Company’s policy, as reflected in the Company’s Employee Handbook) through your last day of service, less withholdings; and (ii) reimbursement of all reasonable business expenses incurred by you during your employment. The Parties acknowledge that except as provided for in the Separation Agreement, all benefits and perquisites of employment cease as of your last day of employment with the Company.
Further, if you (i) duly execute this Waiver and Release and return this Waiver and Release to the Company within twenty-one (21) days following the Termination Date, (ii) do not revoke the Waiver and Release as permitted below and (iii) remain at all times in continued compliance with this Waiver and Release, the Separation Agreement and Section 6 of the employment agreement between the Parties, dated April 1, 2023 (as amended by the Separation Agreement, the “Employment Agreement”), then the Company will provide you or your estate or beneficiaries with the severance benefits set forth in Section 2 of the Separation Agreement (the “Severance Benefits”). For the avoidance of doubt, in the event that you breach this Waiver and Release, you will no longer be entitled to, and the Company will no longer be obligated to provide (or continue to provide), the Severance Benefits, and you would be obligated to return any such Severance Benefits received prior to such breach.
You understand and agree that you are not entitled to any compensation, benefits, remuneration, accruals, contributions, reimbursements, bonus, option grant, vesting, vacation or other payments from the Company other than those expressly set forth in this Waiver and Release or the Separation Agreement, and that any and all payments and benefits you may receive under this Waiver and Release are subject to all applicable taxes and withholdings.
In exchange for the Severance Benefits, which you acknowledge exceed any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, their affiliated, related, parent or subsidiary companies and any of their respective present and former directors, trustees, officers, partners, shareholders, employees, agents and employees (the “Released Parties”) any and all claims, complaints, grievances, causes of action, liabilities, demands, damages, costs, expenses, or charges of any kind or nature, known and unknown, asserted or unasserted, contingent or otherwise (“Claims”), which you may now have or have ever had against any of them (“Released Claims”). Released Claims include, but are not limited to: (i) all Claims arising from your employment with the Released Parties or the termination of that employment, including Claims for wrongful termination or retaliation; (ii) all Claims related to your compensation or benefits from the Released Parties, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay and fringe benefits; (iii) all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance and breach of the implied covenant of good faith and fair dealing; (iv) all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation and discharge in violation of public policy; (v) all federal, state and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and (vi) any other Claims of any kind whatsoever, from the beginning of time until the date you sign this Waiver and Release, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.
By way of example and not in limitation, Released Claims include: (i) any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; (ii) the Civil Rights Act of 1991; (iii) the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. § 1981; (iv) the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.; (v) the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; (vi) the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; (vii) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; (viii) the Worker Adjustment Retraining Notification Act (“WARN Act”), 29 U.S.C. § 2102 et seq.; (ix) the Colorado Anti-Discrimination Act; (x) the Colorado Minimum Wage Order; (xi) the Colorado Labor Relations Act; (xii) the Colorado Labor Peace Act; or (xiii) any comparable law in any other jurisdiction.
The Parties intend for this release to be enforced to the fullest extent permitted by law. YOU UNDERSTAND AND AGREE THAT THIS WAIVER AND RELEASE CONTAINS A GENERAL RELEASE OF ALL CLAIMS.
You agree that the consideration you are receiving in exchange for your general release of claims shall be offset against any U.S. federal or state WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.
You represent that you have not initiated, filed or caused to be filed and agree not to initiate, file or cause to be filed any Released Claims against any Released Parties with respect to any aspect of your employment by or termination from employment with the Company or with respect to any other Released Claim, and you have no knowledge of the existence of any lawsuit, charge, complaint, or proceeding, formal or informal, against any of the Released Parties arising out or or otherwise connected with any of the Released Claims. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any Released

Claims that are waived, released and/or discharged herein. If you nonetheless file, cause to be filed or pursue any Released Claims against one or more Released Party, you will pay to each such Released Party any costs or expenses (including attorneys’ fees and court costs) incurred by such Released Party in connection with such action, claim or suit.
In this paragraph, we provide you with specific information required under the ADEA. You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your termination from the Company. You agree that your release of claims in this Waiver and Release includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for twenty-one (21) days the terms of this Waiver and Release, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days after signing this Waiver and Release, but that you will not be eligible for any Severance Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to the Executive Vice President, Chief Legal Officer and Secretary of the Company. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. M.S.T.) on the seventh (7th) day after you sign this Waiver and Release. This Waiver and Release will become effective and enforceable on the eighth (8th) day following your execution of this Waiver and Release (the “Effective Date”), provided you have not exercised your right, as described herein, to revoke this Waiver and Release. You further agree that any change to this Waiver and Release, whether material or immaterial, will not restart the twenty-one (21) day review period.
Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving or being required to waive: (i) any right that cannot be waived as a matter of law; (ii) rights for indemnification under U.S. and non-U.S. federal and state laws; (iii) rights for indemnification under any contract or agreement with the Company that provides for indemnification or under the Company’s by-laws or under any insurance policies of the Company or its or their affiliates; (iv) rights to any vested benefits or pension funds; and (v) rights to seek worker’s compensation or unemployment insurance benefits, subject to the terms and conditions thereof.
Notwithstanding anything to the contrary in this Waiver and Release, nothing in this Waiver and Release shall prohibit or interfere with your: (i) exercising protected rights, including rights under the National Labor Relations Act; (ii) filing a charge with the Equal Employment Opportunity Commission or OSHA; or (iii) reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do, however, waive any right to receive any monetary award or benefit resulting from such a charge, report or investigation related to any Released Claims, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program. The parties further acknowledge and agree that this Waiver and Release shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.

You are hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Waiver and Release to the contrary, you have the right to (x) disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Waiver and Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
Except as provided herein, you further agree to maintain this Waiver and Release and its contents in the strictest confidence and agree that you will not disclose the terms of this Waiver and Release to any third party without the prior written consent of the Company, unless and to the extent otherwise required by law or in connection with enforcing this Waiver and Release, except you may inform your legal and financial advisors provided you have advised such attorney or financial advisor to maintain the confidentiality of this Waiver and Release and its contents and you remain responsible for maintaining the confidentiality of such information. Except as expressly permitted in the preceding two (2) paragraphs, if you are obligated under law to disclose the contents of this Waiver and Release you agree, to the extent possible, to provide the Company at least five (5) days prior written notice of such obligation.
You and the Company agree that this Waiver and Release is not an admission of guilt or liability on the part of you and the Company under any national, federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by you and the Company.
This Waiver and Release is the entire agreement and understanding between you and the Company concerning its subject matter and may only be amended in writing signed by you and by authorized representatives of the Company. If any provision of this Waiver and Release or the application thereof to any person, place or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Waiver and Release and such provision as applied to other persons, places and circumstances shall remain in full force and effect.
This Waiver and Release, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Waiver and Release shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflicts of law doctrines that require application of another law. Any dispute or controversy arising under or in connection with this Waiver and Release shall be resolved in accordance with Section 7.3 of the Employment Agreement.

This Waiver and Release may be executed in any number of counterparts (each of which shall be deemed an original of this Waiver and Release and all of which together shall constitute one and the same instrument) and delivered by electronic means.
Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Waiver and Release or have been afforded every opportunity to do so; (b) that you are fully aware of the Waiver and Release’s contents and legal effect; and (c) that you have voluntarily chosen to enter into this Waiver and Release, without duress or coercion, economic or otherwise, and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Waiver and Release.

YOU (OR YOUR ESTATE, AS APPLICABLE) ACKNOWLEDGE THAT YOU HAVE READ THIS WAIVER AND RELEASE, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS AND THAT YOU HEREBY EXECUTE THE SAME AND MAKE THIS WAIVER AND RELEASE AND THE RELEASE AND WAIVER PROVIDED FOR HEREIN VOLUNTARILY AND OF YOUR OWN FREE WILL.

UNDERSTOOD AND AGREED:

_/s/ Derek Bergeon___________________    DATE: _____6/25/2024______________
Name: Derek Bergeon

National Storage Affiliates Trust

_/s/ David G. Cramer_________________    DATE: ____6/25/2024____________
Name: David G. Cramer
Title: President and Chief Executive Officer

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